Exhibit 10.44

February 1, 2008

Mr. Robert H. Swelgin

608 12th Street

Huntington Beach, CA 92648

Dear Bob,

The following outline describes our offer for you to join Channell Commercial Corporation in the position of President, Americas.  This offer is subject to Board approval.  But if you accept this offer your start date will be February 19, 2008.

•	Title:	President, Americas Channell Commercial Corp.

•	Location:	Channell Headquarters
26040 Ynez Road
Temecula, CA 92591

•	Report:	Directly to President/CEO

•	Job Description:	Oversee all North America, Canada and Latin America operations for both Telecom and Bushman Water Harvesting Divisions.

•	Salary:	$350,000 (*) annual salary, paid bi-weekly

•	Bonus Plan:	Annual 50% (*) bonus target, based on:

• 50% EPS (29¢ - Q2 through Q4)
• 45% Expense and cash flow management
• 5% goals and objectives

Prorated bonus will be apply to 2008 Plan starting on April 1, 2008. (See Attachments B1 and B2)

•	Stock Options:	50,000 (*) shares subject to Board approval.Strike prices based on upcoming Board meeting approval dates of 25,000 shares February 2008 and 25,000 September 2008.

•	401K Savings Plan:	Qualified after 90-days of employment (See Employee Handbook)

•	Automobile:	$650.00 monthly car allowance. Automobile must be a hybrid regardless if you or the company purchase the vehicle; maintenance and gas are paid by the company.

•	Credit Cards:	You will be supplied an American Express and Visa cards, a phone card and auto rental card for your use.

•	Cash Advance:	$1,000 advance will be provided to assist you with your expenses for reimbursement.
This money will be returned upon your departure from the Company.

•	Healthcare:	You will be enrolled under the U.S. healthcare benefits program, effective date March 1, 2008. (See attached documents).

•	Life & Disability
	Insurance:	See enclosed Employee Handbook.

•	Vacation & Holidays:	Minimum 4 weeks vacation first year; See enclosed Employee Handbook regarding Holidays.

•	Air Travel Benefits:

Over six hours of in-flight air travel, business Class seating is approved unless corporate financial cut-backs are in effect. 50% of all annual (direct of indirect) frequent flyer air miles are the property of Channell.

•	Living Expenses:	Four months of two hotel nights in Temecula per week. (Meals included)

•	Probationary Period:	Six months

•	Termination Provisions:	(See Attachment T)

•	Employee Prerequisites:	Mandatory drug test and DMV license check, Confidentiality Agreement

(*) Review and adjustments to these items will be made on an annual basis by the Compensation Committee.

Hopefully this offer is acceptable to you and you will commence your employment at Channell in February, 2008.  Please sign below and return this document plus the confidentiality agreement to Jeanne Bond by fax 951.719.2791 no later than February 5, 2008 accepting this position.

Cordially,

/s/ William H. Channell, Jr.
William H. Channell, Jr.
President and CEO

jb
cc:	Channell Board of Directors, Compensation Committee:
Dana Brenner, Guy Marge, Stephen Gill

Signed:	/s/	Robert H. Swelgin
Robert H. Swelgin

Dated:	Feb. 05, 2008